Exhibit 99.1

CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen Integrated Corporate Relations, Inc. 203/682-8211 bcohen@icrinc.com

MARINEMAX PROVIDES FISCAL 2008 UPDATE
~ Expected First Quarter Loss to Range From $0.35 To $0.38 ~
~ Progress Made Reducing Year-Over-Year Inventory Levels ~

CLEARWATER, FL – January 16, 2008 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, announced today that, given the current retail and economic environment, its earnings per share for its fiscal year ending September 30, 2008 would be lower than its previous guidance of $0.60 to $0.80 per diluted share. With the increased uncertainty caused by weakening economic conditions, along with the natural seasonality of the marine industry, the Company is not providing an updated guidance range for fiscal 2008.

The Company expects to report first fiscal quarter 2008 revenue of approximately $215 million compared with $234 million in the comparable quarter last year and a same-store sales decline of approximately 9% versus a 14% same-store sales increase reported a year ago. The Company also expects to report a loss per diluted share of $0.35 to $0.38 for its first fiscal quarter of 2008 versus a loss of $0.21 in the comparable quarter last year. The Company’s results were impacted by the ongoing economic pressures caused by the challenged real estate and lending environment, as well as general economic concerns.

William H. McGill, Jr., Chairman, President and Chief Executive Officer of MarineMax, stated, “While retail conditions in the marine industry have deteriorated further than we expected, available boat registration data through September 2007 shows that our long track record of market share gains has continued. This core belief of investing into our future by growing market share is expected to provide meaningful benefits when our industry recovers. We are disappointed with our financial results for the December quarter but are encouraged that our customers have not lessened their passion for boating as a great family recreation.”

Mr. McGill continued, “Our balance sheet is expected to reflect the prudent measures we have taken. We expect to report a modest decrease in inventory as well as general improvements in other balance sheet ratios from the December quarter a year ago. We will closely monitor the relationship between sales and inventory and continue to make adjustments to our purchases as dictated by market trends.”

The Company expects to release its full first quarter results on February 7, 2008.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Grady White, Ferretti Yachts, Pershing, Riva, Mochi Craft, and Bertram, the Company sells new and used recreational boats and related marine products and provides yacht brokerage services. The Company currently operates 90 retail locations in Alabama, Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Maryland, Minnesota, Missouri, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina, Tennessee, Texas and Utah. MarineMax is a New York Stock Exchange-listed company.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding the results of our December quarter and fiscal 2008, company performance as compared to the industry performance as well as expected market share gains and long-term revenue and earnings growth. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to accomplish the goals and strategies, the success synergies expected from acquisitions, anticipated revenue enhancements, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities Exchange Commission.

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